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Lazydays Holdings, Inc. Provides Business Update in Response to COVID-19 Pandemic.

Tampa, FL (April 6, 2020) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) today announced actions it is taking in response to the COVID-19 (coronavirus) pandemic. These actions are in response to the unanticipated change in business conditions that have resulted from the rapid spread of coronavirus and the national emergency related to the virus.

Lazydays is taking immediate actions to adjust resources and costs to be in line with reduced demand caused by the coronavirus. These actions include:

●	Reduce its workforce by approximately 25%
●	Senior management will forgo 25% of their salary
●	Suspend 2020 annual pay increases
●	Suspend 401k match
●	Delay non-critical capital projects
●	Focus resources on core sales and service operations

“Despite the very strong sales activity experienced for most of the first quarter, we have begun to see a decline in store traffic and demand driven by recent events,” stated Mr. William P. Murnane, Chairman and Chief Executive Officer of Lazydays. “The overall magnitude and length of the impact from the coronavirus pandemic is uncertain at this time. We are hopeful the duration will be relatively short, but believe it could possibly be months or quarters before business returns to normal. Our hardworking and dedicated employees are the soul of our business and it is very difficult to take these actions. However, we must respond quickly with every action possible to maintain our ability to serve our customers now and as the industry recovers.

“As this global situation continues to develop, our top priority is and will continue to be the health and safety of our customers and employees. We are working smart and safe, and closely following all CDC guidelines related to the coronavirus.

“We have put a lot of energy and effort into carefully managing our finances and balance sheet over the past few years. Lazydays is one of the strongest, if not the strongest, RV dealership group in the country. Where appropriate, we will continue to invest in our growth and future success as it relates to our three strategic pillars: Best-in Class Customer Experience, Service Excellence and Geographic Expansion,” said Murnane.

Lazydays is an essential business. As a supplier of RVs, Lazydays provides shelter and housing. The company also performs motor vehicle repairs and conducts repairs and maintenance of living places, systems and appliances. As more and more people are ordered to shelter in place, Lazydays provides customers a safe and controlled environment from which to live, work and in many cases self-quarantine. Lazydays customers are relying on their RVs to get them through this outbreak, and Lazydays intends to be there to support them as it has done historically during challenging times.

“We exist to serve our customers and always putting the Customer First is our #1 Core Value,” commented Murnane. “Our customers will remember how they were treated in a downturn, and we will provide them with the same great experience they have come to expect from Lazydays. We have withstood tough times in the past and we will endure this crisis as well. The Lazydays culture has remarkable resilience and determination, and we will exit this difficult period stronger than ever. I want to thank the Lazydays employees for their hard work and commitment during this challenging time. They are an extraordinary team,” stated Murnane.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority®, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays has dealerships located at The Villages, Florida; Tucson, Arizona; Minneapolis, Minnesota; Knoxville, Tennessee; and Loveland and Denver, Colorado. Lazydays also has a dedicated Service Center location near Houston, Texas. Offering the nation’s largest selection of leading RV brands, Lazydays features over 3,000 new and pre-owned RVs, more than 400 service bays and two on-site campgrounds with over 700 RV campsites. In addition, Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at dealership locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, and ownership experience, which is why RVers and their families keep returning to Lazydays year after year, calling it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ planned actions in response to reduced demand caused by the COVID-19 (coronavirus) pandemic and expectations regarding the overall magnitude and length of the impact on the Company , and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, the global impact of the pandemic outbreak of COVID-19 and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

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